Exhibit 10.38

Santai Global Asset Management Limited

11/F, Fuk Chiu Factory Building, 20 Bute Street

Mongkok, Kowloon, Hong Kong

April 13, 2023

JP Outfitters, Inc.

5345 Creek Road

Cincinnati, OH 45242

Re: Agreement of Financial Support

Dear Sir:

We are providing this letter in connection with the consolidated financial statements of our wholly-owned subsidiary, JP Outfitters, Inc. and Subsidiary (the “Company”) as of and for the year ended December 31, 2022. In connection with the preparation of the Company’s 2022 consolidated financial statements, management has observed that, as of the date of this letter, the Company has negative working capital, negative cash flows from operations and stockholder’s deficit.

As a consequence, should the Company require additional financial support to meet its financial obligations and investment requirements as they become due within twelve months from when the consolidated financial statements are issued, we confirm that as the Company’s 100% owner, we and other entities controlled by, or affiliated with us, will provide necessary additional financial support (via either debt or equity financing, or a combination thereof) up to $2 million (subject to change based on liquidity requirements) to enable the Company to meet its financial obligations as they become due within twelve months from the date the financial statements are issued. We also confirm that we have the requisite capital available to us in order for us to support this commitment.

Choi Siu Wai William
President/Chief Executive Officer
Santai Global Asset Management Limited

Arnold Cohen
Chief Executive Officer
JP Outfitters, Inc.